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Exhibit 99.1

RISK FACTORS

        Our business is subject to numerous significant risks and uncertainties as described below. Many of these risks are interrelated and occur under similar business and economic conditions, and the occurrence of certain of them may in turn cause the emergence, or exacerbate the effect, of others. Such a combination could materially increase the severity of the impact on us.

Risks Relating to Our Business

Our substantial level of indebtedness could adversely affect our ability to fund future needs of our business and to react to changes affecting our business and industry.

        The aircraft leasing business is capital intensive and we have a substantial amount of indebtedness, which requires significant interest and principal payments. As of June 30, 2011, we had approximately $25.4 billion in principal amount of indebtedness outstanding. We will need to make principal and interest payments totaling $5.2 billion, $5.1 billion and $3.9 billion on our outstanding long-term indebtedness during 2012, 2013 and 2014, respectively (assuming the June 30, 2011 interest rates on our outstanding floating rate indebtedness remain the same). Because some of our debt bears variable rates of interest, our interest expense could fluctuate in the future.

        Our substantial level of indebtedness could have important consequences, including:

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  requiring us to dedicate a substantial portion of our cash flow from operations to payments on our indebtedness, thereby reducing funds available for other purposes, including acquiring new aircraft and exploring business opportunities;

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  increasing our vulnerability to adverse economic and industry conditions;

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  limiting our flexibility in planning for, or reacting to, changes in our business and industry; and

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  limiting our ability to borrow additional funds or refinance our existing indebtedness.

We will need additional capital to finance our operations, including purchasing aircraft, and to service our existing indebtedness, including refinancing our indebtedness as it matures. We may not be able to obtain additional capital on favorable terms or at all.

        We will require additional capital to purchase new and used flight equipment, make progress payments during aircraft construction and repay our maturing debt obligations. As of June 30, 2011, excluding deferred debt discount, we had approximately $3.8 billion and $3.9 billion of indebtedness maturing in 2012 and 2013, respectively. In addition, we currently have commitments to purchase 236 new aircraft for delivery through 2019 with an aggregate estimated purchase price of $17.6 billion. We also have purchase rights for an additional 50 Airbus A320neo family aircraft, provided we exercise those rights prior to December 31, 2012.

        If we are unable to purchase aircraft as the commitments come due, we will be subject to several risks, including:

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  forfeiting deposits and progress payments to manufacturers and having to pay certain significant costs relating to these commitments, such as actual damages and legal, accounting and financial advisory expenses;

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  defaulting on our lease commitments, which could result in monetary damages and damage to our reputation and relationships with lessees; and

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  failing to realize the benefits of purchasing and leasing such aircraft.

        Our ability to satisfy our obligations with respect to our future aircraft purchases and indebtedness will depend on, among other things, our future financial and operating performance and our ability to raise additional capital through the equity or debt markets or through aircraft sales. Prevailing economic and market conditions, and financial, business and other factors, many of which are beyond our control, will affect our future operating performance and our ability to access the capital markets or seek potential aircraft sales. For example, changes to the Aircraft Sector Understanding in February 2011 may make it more difficult for us to obtain financing for aircraft from the export-credit agencies. In addition, our ability to access debt markets and other financing sources depends, in part, on our credit ratings. For instance, from September 2008 through February 2010, we experienced multiple downgrades in our credit ratings by the three major nationally recognized statistical rating organizations. These credit rating downgrades, combined with externally generated volatility, limited our ability to access the debt markets in 2009 and early 2010 and resulted in unattractive funding costs.

        In addition to the impact of economic and market conditions on our ability to raise additional capital, we are subject to restrictions under our existing debt agreements and American International Group's, or AIG's, agreement with the United States Department of the Treasury, or the Department of the Treasury. Our bank credit facilities and indentures limit our ability to incur secured indebtedness. The most restrictive covenant in the bank credit facilities permits us and our subsidiaries to incur secured indebtedness totaling up to 30% of our consolidated net tangible assets, as defined in the credit agreement, minus $2.0 billion, which limit currently totals approximately $10.0 billion. As of August 26, 2011, we were able to incur an additional $4.0 billion of secured indebtedness under this covenant. Our debt indentures also restrict us and our subsidiaries from incurring secured indebtedness in excess of 12.5% of its consolidated net tangible assets, as defined in the indentures. However, we may obtain secured financing without regard to the 12.5% consolidated net tangible asset limit under our debt indentures by doing so through subsidiaries that qualify as non-restricted under the indentures.

        Additionally, because we are a Designated Entity under the Master Transaction Agreement, or the Master Transaction Agreement, entered into on December 8, 2010 between AIG and the Department of the Treasury, we need consent from the Department of the Treasury (i) to increase our net indebtedness by more than $1.0 billion compared to the same date in the previous year, or compared to December 8, 2010, if the measurement is made before December 8, 2011, or (ii) to agree, in any twelve-month period, to sell or dispose of assets for total consideration greater than or equal to $2.5 billion. We cannot predict whether the Department of the Treasury would grant consent in these circumstances.

        As a result of these limitations, we may be unable to generate sufficient cash flows from operations, or obtain additional capital in an amount sufficient to enable us to pay our indebtedness, make aircraft purchases or fund our other liquidity needs. If we are able to obtain additional capital, it may not be on terms favorable to us. Further, in evaluating potential aircraft sales, we must balance the need for funds with the long-term value of holding aircraft and long-term prospects for us. If we are unable to generate or borrow sufficient cash, we may be unable to meet our debt obligations and/or aircraft purchase commitments as they become due, which could limit our ability to obtain new, modern aircraft and compete in the aircraft leasing market.

An increase in our cost of borrowing could have a material and adverse impact on our net income and results of operations.

        Our cost of borrowing is impacted by fluctuations in interest rates. Our lease rates are generally fixed over the life of the lease. Changes, both increases and decreases, in our cost of borrowing due to changes in interest rates, directly impact our net income. The interest rates that we obtain on our debt financings are a result of several components, including credit spreads, swap spreads, duration and new issue premiums. These are all in addition to the underlying Treasury rates or London Inter Bank Offer

Rates, or LIBOR, as applicable. We manage interest rate volatility and uncertainty by maintaining a balance between fixed and floating rate debt, through derivative instruments and through varying debt maturities.

        Our average effective cost of borrowing increased from 4.73% to 5.87% from June 30, 2010 to June 30, 2011 reflecting higher interest rates on our new debt relative to the debt we were replacing. A 1% increase in our average effective cost of borrowing at June 30, 2011, would have increased our interest expense by approximately $250 million annually, which would put downward pressure on our operating margins and could materially and adversely impact our cash generated from operations. Our average effective cost of borrowing reflects our composite interest rate, including any effect of interest rate swaps or other derivatives and including the effect of debt discounts.

The recent global sovereign debt crisis could result in higher borrowing costs and more limited availability of credit, as well as impact the overall airline industry and the financial health of our lessees.

        On August 5, 2011, Standard & Poor's Ratings Group, Inc., or Standard & Poor's, lowered its long term sovereign credit rating on the United States of America from AAA to AA+. While U.S. lawmakers reached an agreement to raise the federal debt ceiling on August 2, 2011, the downgrade reflected Standard & Poor's view that the fiscal consolidation plan within that agreement fell short of what would be necessary to stabilize the U.S. government's medium term debt dynamics. In addition, significant concerns regarding the sovereign debt of numerous other countries have developed recently and required some of these countries to seek emergency financing. If more countries need additional support and the credit ratings of countries continue to decline, yields on sovereign debt will continue to increase and the cost of borrowing may increase across all markets while credit may become more limited. Further, the sovereign debt crisis could lower consumer confidence, which could result in material adverse impacts on financial markets and economic conditions in the United States and throughout the world and, in turn, the market's anticipation or reflection of these impacts could have a material adverse effect on our business, financial condition and liquidity.

Our business model depends on the continual leasing and re-leasing of the aircraft in our fleet, and we may not be able to do so on favorable terms, if at all.

        Our business model depends on the continual leasing and re-leasing of the aircraft in our fleet in order to generate sufficient revenues to finance our growth and operations, pay our debt service obligations and generate positive cash flows from operations. Because our leases are predominantly operating leases, only a portion of the aircraft's value is covered by revenues generated from the initial lease and we may not be able to realize the aircraft's residual value after expiration of the initial lease. We bear the risk of re-leasing or selling the aircraft in our fleet when our operating leases expire. Our ability to lease, re-lease or sell our aircraft will depend on conditions in the airline industry and general market and competitive conditions at the time the initial leases are entered into and expire, including those risks discussed under "—In addition to increased fuel costs, other risks adversely impacting the airline industry in general could adversely impact our business because they increase the likelihood of lessee non-performance and an inability to lease our aircraft." In addition to factors linked to the aviation industry in general, other factors that may affect the market value and lease rates of our aircraft include (i) maintenance and operating history of the airframe and engines; (ii) the number of operators using the particular type of aircraft; and (iii) aircraft age.

Our relationship with AIG may affect our ability to operate and finance our business as we deem appropriate and changes with respect to AIG could negatively impact us.

        Although neither AIG nor any of its subsidiaries is a co-obligor or guarantor of our debt securities, circumstances affecting AIG may have an impact on us and we are not sure how further changes in circumstances related to AIG may impact us.

        We are a Designated Entity under the Master Transaction Agreement. As long as we are a Designated Entity, we and our subsidiaries are restricted from taking certain significant actions without obtaining prior written consent from the Department of the Treasury under the Master Transaction Agreement, including:

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  amending or waiving any provisions of our or our subsidiaries' articles of incorporation, bylaws, or similar organizational documents in a manner that would adversely affect, in any material respect, the rights of our or our subsidiaries' equity interests;

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  authorizing or issuing any equity interests, unless to AIG or a wholly owned subsidiary of AIG;

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  declaring dividends on any equity interests, excluding any of our preferred stock outstanding as of December 8, 2010, other than on a pro rata basis;

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  redeeming or repurchasing equity interests that are owned by third parties, excluding any of our preferred stock outstanding as of December 8, 2010;

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  merging with a third party, or selling, directly or indirectly, all or substantially all of our or our subsidiaries' consolidated assets;

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  agreeing in any twelve-month period to sell or dispose of assets for total consideration greater than or equal to $2.5 billion;

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  acquiring assets after December 8, 2010, other than pursuant to existing purchase commitments at such date, with aggregate scheduled payments under the purchase contracts for such assets greater than or equal to $2.5 billion in any twelve-month period;

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  engaging in any public offering or other sale or transfer of equity interests;

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  voluntarily liquidating, filing for bankruptcy, or taking any other legal action evidencing insolvency; and

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  increasing our net indebtedness by more than $1.0 billion compared to the same date in the previous year, or compared to December 8, 2010, if the measurement is made before December 8, 2011.

        Additionally, under the Master Transaction Agreement, if the Department of the Treasury still holds preferred interests in certain AIG special purpose vehicles on May 1, 2013, the Department of the Treasury may direct AIG to sell certain assets, including us.

The agreements governing certain of our indebtedness contain restrictions and limitations that could significantly affect our ability to operate our business and compete effectively.

        The agreements governing certain of our indebtedness contain covenants that restrict, among other things, our ability to:

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  incur debt;

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  encumber our assets;

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  dispose of certain assets;

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  consolidate, merge, sell or otherwise dispose of all or substantially all of our assets;

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  make equity or debt investments in other parties;

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  enter into transactions with affiliates;

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  designate our subsidiaries as unrestricted subsidiaries; and

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  pay dividends and distributions.

        The agreements governing certain of our indebtedness also contain financial covenants, such as requirements that we comply with one or more of loan-to-value, minimum net worth and interest coverage ratios. In addition, we are restricted from taking certain actions without consent from the Department of the Treasury, as described above in "—Our relationship with AIG may affect our ability to operate and finance our business as we deem appropriate and changes with respect to AIG could negatively impact us." Furthermore, if AIG Capital ceases to own at least 51% of our outstanding common stock, an event of default will occur under our credit facility entered into on October 13, 2006, which had approximately $835 million aggregate principal amount outstanding as of August 26, 2011.

        Complying with such covenants may at times necessitate that we forgo other opportunities, such as using available cash to purchase new aircraft or promptly disposing of less profitable aircraft or other aviation assets. Moreover, our failure to comply with any of these covenants would likely constitute a default under such facilities and could give rise to an acceleration of some, if not all, of our then outstanding indebtedness, which would have a material adverse effect on our business and our ability to continue as a going concern.

Increases in fuel costs could materially adversely affect our lessees and, by extension, the demand for our aircraft.

        Fuel costs represent a major expense to airlines, and fuel prices fluctuate widely depending primarily on international market conditions, geopolitical and environmental events, regulatory changes and currency exchange rates. The ongoing unrest in North Africa and the Middle East has generated uncertainty regarding the predictability of the world's future oil supply, which has led to significant near-term increases in fuel costs. If this unrest continues, fuel costs may continue to rise. Other events can also significantly affect fuel availability and prices, including natural disasters, decisions by the Organization of the Petroleum Exporting Countries regarding its members' oil output, and the increase in global demand for fuel from countries such as China.

        Higher cost of fuel will likely have a material adverse impact on airline profitability. Due to the competitive nature of the airline industry, airlines may not be able to pass on increases in fuel prices to their passengers by increasing fares. If airlines do increase fares, demand for air travel may be adversely affected. In addition, airlines may not be able to manage fuel cost risk by appropriately hedging their exposure to fuel price fluctuations. If fuel prices increase further, they are likely to cause our lessees to incur higher costs or experience reduced revenues. Consequently, these conditions may:

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  affect our lessees' ability to make rental and other lease payments;

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  result in lease restructurings and aircraft repossessions;

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  increase our costs of maintaining and marketing aircraft;

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  impair our ability to re-lease aircraft and other aviation assets or re-lease or otherwise sell our assets on a timely basis at favorable rates; or

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  reduce the sale proceeds received for aircraft or other aviation assets upon any disposition.

        Such effects could have a material adverse effect on our business, financial condition and results of operations.

In addition to increased fuel costs, other risks adversely impacting the airline industry in general could adversely impact our business because they increase the likelihood of lessee non-performance and an inability to lease our aircraft.

        Our business depends on the financial strength of our airline customers and their ability to meet their payment obligations to us and if their ability materially decreases, it may negatively affect our business, financial condition, results of operations and cash flows.

        The risks affecting our airline customers are generally out of our control and impact our customers to varying degrees. As a result, we are indirectly impacted by all the risks facing airlines today. Their ability to compete effectively in the marketplace and manage these risks has a direct impact on us. In addition to increased fuel prices and availability discussed above, these risks include:

• demand for air travel;	• heavy reliance on automated systems;
• competition between carriers;	• geopolitical events;
• labor costs and stoppages;	• equity and borrowing capacity;
• maintenance costs;	• environmental concerns;
• employee labor contracts;	• government regulation;
• air traffic control infrastructure constraints;	• interest rates;
• airport access;	• airline capacity;
• insurance costs and coverage;	• natural disasters; and
• security, terrorism and war, including increased passenger screening as a result thereof;	• worldwide health concerns, such as outbreaks of H1N1, SARS and avian influenza.

        To the extent that our customers are affected by these or other risks, we may experience:

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  lower demand for the aircraft in our fleet and an inability to immediately place new and used aircraft when they become available, resulting in lower market lease rates and lease margins, and payments for storage and maintenance;

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  a higher incidence of lessee defaults and repossessions affecting net income due to maintenance, consulting and legal costs associated with the repossessions, as well as lost revenue for the time the aircraft are off lease and possibly lower lease rates from the new lessees;

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  a higher incidence of lease restructurings for our troubled customers which reduces overall lease revenue; and

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  a loss if an aircraft is damaged or destroyed by an event specifically excluded from the insurance policy such as dirty bombs, bio-hazardous materials and electromagnetic pulsing.

We may be indirectly subject to many of the economic and political risks associated with emerging markets, which could adversely affect our financial results and growth prospects.

        We derived approximately 44% of our revenues for the six months ended June 30, 2011 from airlines in emerging market countries. Emerging market countries have less developed economies and infrastructure and are often more vulnerable to economic and geopolitical challenges and may experience significant fluctuations in gross domestic product, interest rates and currency exchange rates, as well as civil disturbances, government instability, nationalization and expropriation of private assets and the imposition of taxes or other charges by government authorities. The occurrence of any of these events in markets served by our lessees and the resulting economic instability that may arise, particularly if combined with high fuel prices, could adversely affect the value of our aircraft subject to lease in such countries or the ability of our lessees that operate in these markets, to meet their lease obligations. In addition, legal systems in emerging market countries may be less developed, which could make it more difficult for us to enforce our legal rights in such countries.

        Further, demand for aircraft is dependent on passenger and cargo traffic, which in turn is dependent on general business and economic conditions. As a result, weak or negative economic growth in emerging markets may have an indirect effect on the value of the assets that we acquire if airlines and other potential lessees are adversely affected. If the recent global economic downturn continues or worsens, our assets may decline in value, which could have an adverse effect on our results of operations or our financial condition. For these and other reasons, our financial results and growth prospects may be negatively impacted by adverse economic and political developments in emerging market countries.

Our aircraft may not at all times be adequately insured either as a result of lessees failing to maintain sufficient insurance during the course of a lease or insurers not being willing to cover certain risks.

        We do not directly control the operation of any aircraft we acquire. Nevertheless, because we hold title, directly or indirectly, to such aircraft, we could be sued or held strictly liable for losses resulting from the operation of such aircraft, or may be held liable for those losses on other legal theories, in certain jurisdictions around the world, or claims may be made against us as the owner of an aircraft requiring us to expend resources in our defense. We require our lessees to obtain specified levels of insurance and indemnify us for, and insure against, liabilities arising out of their use and operation of our aircraft. Some lessees may fail to maintain adequate insurance coverage during a lease term, which, although in contravention of the lease terms, would necessitate our taking some corrective action such as terminating the lease or securing insurance for the aircraft, either of which could adversely affect our financial results.

        In addition, there are certain risks or liabilities that our lessees may face, for which insurers may be unwilling to provide coverage or the cost to obtain such coverage may be prohibitively expensive. For example, following the terrorist attacks of September 11, 2001, non-government aviation insurers significantly reduced the amount of insurance coverage available for claims resulting from acts of terrorism, war, dirty bombs, bio-hazardous materials, electromagnetic pulsing or similar events. Accordingly, we anticipate that our lessees' insurance or other coverage may not be sufficient to cover all claims that could or will be asserted against us arising from the operation of our aircraft by our lessees. Inadequate insurance coverage or default by lessees in fulfilling their indemnification or insurance obligations will reduce the proceeds that we receive if we are sued and are required to make payments to claimants, which could have a material adverse effect on our business, financial condition and results of operations.

The failure of our lessees to perform required maintenance on our aircraft could result in a diminution in the value of the aircraft, some of which could constitute collateral under our secured debt facilities, and could impair our ability to resell or repossess the aircraft.

        Under each of our leases, the lessee is primarily responsible for maintaining the aircraft and complying with all governmental requirements applicable to the lessee and to the aircraft, including operational, maintenance, registration requirements and airworthiness directives. A lessee's failure to perform required maintenance during the term of a lease could result in a diminution in the appraised or liquidation value of an aircraft, an inability to re-lease the aircraft at favorable rates or at all, or a potential grounding of the aircraft, and could require us to incur maintenance and modification costs upon the expiration or earlier termination of the lease to restore the aircraft to an acceptable condition prior to sale or re-leasing or for further flight. Even if we perform maintenance or modification of the aircraft, the value of the aircraft may still deteriorate.

If our lessees fail to discharge aircraft liens, we may be obligated to pay the aircraft liens and until they are discharged, the liens could impair our ability to repossess, re-lease or sell the aircraft.

        Our lessees are likely to incur aircraft liens that secure the payment of airport fees and taxes, customs duties and air navigation charges, and aircraft may also be subject to mechanics' liens. Although we anticipate that the financial obligations relating to these liens will be the responsibility of our lessees, if they fail to fulfill such obligations, the liens may attach to our aircraft and ultimately become our responsibility. In some jurisdictions, aircraft liens may give the holder thereof the right to detain or, in limited cases, sell or cause the forfeiture of the aircraft. Until they are discharged, these liens could impair our ability to repossess, re-lease or sell our aircraft.

There are a limited number of airframe and engine manufacturers and the failure of any manufacturer to meet its delivery obligations to us could adversely affect our financial results and growth prospects.

        The supply of aircraft, which we purchase and lease, is dominated by two airframe manufacturers, the Boeing Company, or Boeing, and Airbus S.A.S., or Airbus, and a limited number of engine manufacturers. As a result, we are dependent on these manufacturers' success in remaining financially stable, producing aircraft and related components that meet the airlines' demands, in both type and quantity, and fulfilling their contractual obligations to us. Should the manufacturers fail to respond appropriately to changes in the market environment or fail to fulfill their contractual obligations, we may experience:

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  missed or late delivery of aircraft ordered by us and an inability to meet our contractual obligations to our customers, resulting in lost or delayed revenues, lower growth rates and strained customer relationships;

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  an inability to acquire aircraft and related components on terms which will allow us to lease those aircraft to customers at a profit, resulting in lower growth rates or a contraction in our fleet;

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  a marketplace with too many aircraft available, creating downward pressure on demand for the aircraft in our fleet and reduced market lease rates; and

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  poor customer support from the manufacturers of aircraft and components resulting in reduced demand for a particular manufacturer's product, creating downward pressure on demand for those aircraft in our fleet and reduced market lease rates for those aircraft.

        There have been recent well-publicized delays by Boeing and Airbus in meeting stated deadlines in bringing new aircraft to market. Our purchase agreements with the manufacturers and the leases we have signed with our customers for future lease commitments are all subject to cancellation clauses related to delays in delivery dates. Any manufacturing delays for aircraft for which we have made future lease commitments could strain our relations with our lessees and terminations of such leases by the lessees could have a material adverse effect on our financial results.

Future acquisitions may require significant resources and result in unanticipated adverse consequences that could have a material adverse effect on our business, results of operations and financial condition.

        We may seek to grow by making acquisitions, like our expected acquisition of AeroTurbine, Inc., or AeroTurbine. Future acquisitions may require us to make significant cash investments or incur substantial debt, which could reduce our liquidity and access to financial markets. In addition, acquisitions may require significant management attention and divert management from our other operations. These capital, equity and managerial commitments may impair the operation of our business. In addition, if the due diligence of the operations of any acquired business performed by us or by third parties on our behalf is inadequate or flawed, or if we later discover unforeseen financial or business liabilities, an acquired business may not perform as expected. Acquisitions could also have a negative impact on our results of operations if we subsequently determine that goodwill or other acquired assets are impaired, resulting in an impairment charge in a future period. Additionally, if we fail to successfully integrate an acquired business or we are unable to realize the intended benefits from an acquisition, our existing business, revenue and operating results could be adversely affected.

Aircraft in our fleet that become obsolete will be more difficult to re-lease or sell, which could result in declining lease rates, impairment charges and/or losses to aircraft asset value guarantees.

        Aircraft are long-lived assets requiring long lead times to develop and manufacture. Aircraft of a particular model and type tend to become obsolete and less in demand over time, as more advanced and efficient aircraft are manufactured. This life cycle can be shortened by world events, government regulation or customer preferences. For example, increases in fuel prices have resulted in an increased demand for newer fuel-efficient aircraft, such as the Airbus A320neo family aircraft, which may potentially shorten the useful life of older aircraft, including A320 family aircraft without the new engines. As aircraft in our fleet approach obsolescence, demand for that particular model and type will decrease which could result in declining lease rates and could have a material adverse effect on our financial condition and results of operations. In addition, since we depreciate our aircraft for accounting purposes on a straight-line basis to the aircraft's residual value over its estimated useful life, if we dispose of an aircraft for a price that is less than the depreciated book value of the aircraft on our balance sheet, we will recognize impairments or fair value adjustments.

        Deterioration of aircraft values may also result in impairment charges or losses related to aircraft asset value guarantees. During 2010 and the six months ended June 30, 2011, we recorded impairment charges and fair value adjustments on aircraft of approximately $1.5 billion and $147.1 million, respectively, due to the sale of aircraft in 2010 and unfavorable trends affecting the airline industry in general and on specific models of aircraft as a result of the potential for lower demand for such aircraft, including as a result of Airbus' announcement of new, fuel-efficient engine options for its future narrowbody aircraft. Generally accepted accounting principles require that we use undiscounted future cash flows in determining whether impairment charges are appropriate; accordingly, the fair value of our assets (using a discounted cash flow analysis) could be significantly less than their book value.

        A full recovery of the airline industry may not be imminent and lower future lease rates and increased costs associated with repossessing and redeploying aircraft may have a negative impact on our operating results in the future, including causing future potential aircraft impairment charges.

The continued success of our business will depend, in part, on our ability to acquire in-demand aircraft and enter into profitable leases upon the acquisition of such aircraft. If we are unable to successfully execute on our acquisition strategy, our financial results and growth prospects could be materially and adversely affected.

        The success of our business depends, in part, on our ability to acquire in-demand aircraft and enter into profitable leases upon the acquisition of such aircraft. We currently have commitments to purchase 236 new aircraft. We are considering purchasing additional new aircraft from airlines and leasing them back to the airlines, but we may not be able to acquire such additional aircraft. We also may not be able to enter into profitable leases upon the acquisition of the new aircraft we purchase. An acquisition of one or more aircraft may not be profitable to us and may not generate sufficient cash flow to justify those acquisitions. If we experience significant delays in the implementation of our business strategies, including delays in the acquisition and leasing of aircraft, our fleet management strategy and long-term results of operations could be adversely affected.

        In addition, our acquisition strategy exposes us to risks that could have a material adverse effect on our business, financial condition, results of operations and cash flow, including risks that we may:

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  impair our liquidity by using a significant portion of our available cash or borrowing capacity to finance the acquisition of aircraft; or

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  significantly increase our interest expense and financial leverage to the extent we incur additional debt to finance the acquisition of aircraft.

If we acquire a high concentration of a particular type of aircraft, our business and financial results could be adversely affected by changes in market demand or problems specific to that aircraft type.

        If we acquire a high concentration of a particular type of aircraft, our business and financial results could be adversely affected if the demand for that type of aircraft declines, if it is redesigned or replaced by its manufacturer or if that type of aircraft experiences design or technical problems. For instance, we recently announced that we have contracted to purchase 100 A320neo family aircraft and have purchased rights for an additional 50 A320neo family aircraft. If this aircraft type or any other aircraft type of which we acquire a high concentration encounters technical or other problems, the value and lease rates of such aircraft will likely decline, and we may be unable to lease such aircraft on favorable terms, if at all. A significant technical problem with a specific type of aircraft could result in the grounding of the aircraft. Any decrease in the value and lease rates of our aircraft may have a material adverse effect on our business and financial results.

Competition from other aircraft lessors or purchasers could adversely affect our financial results and growth prospects.

        The aircraft leasing industry is highly competitive. We may also encounter competition from other entities in the acquisition of aircraft such as airlines, financial institutions, aircraft brokers, public and private partnerships, investors and funds with more capital to invest in aircraft, and other aircraft leasing companies that we do not currently consider our major competitors.

        Competition for a leasing transaction is based principally upon lease rates, delivery dates, lease terms, reputation, management expertise, aircraft condition, specifications and configuration and the availability of the types of aircraft necessary to meet the needs of the customer. Some of our competitors may have greater operating and financial resources and access to lower capital costs than we have. In addition, some competing aircraft lessors may have a lower overall cost of capital and may provide inducements to potential lessees that we cannot match. Competition in the purchase and sale of used aircraft is based principally on the availability of used aircraft, price, the terms of the lease to which an aircraft is subject and the creditworthiness of the lessee, if any. We may not always be able to compete successfully with our competitors and other entities, which could materially adversely affect our financial results and growth prospects.

The loss of key personnel could adversely affect our reputation and relationships with lessees, manufacturers, buyers and financiers of aircraft which are a critical element to the success of our business.

        We believe our senior management's reputation and relationships with lessees, manufacturers, buyers and financiers of aircraft are an important element to the success of our business. Strong competition exists for qualified personnel with demonstrated ability both within and outside our industry. We had significant turnover in our senior management team during 2010 and 2011, resulting in a new chief executive officer, president and chief financial officer, and the retirement of our general counsel, who has not yet been replaced. Only our chief executive officer, Mr. Courpron, is currently covered by an employment agreement. Furthermore, as an indirect wholly owned subsidiary of AIG, we have been subject to statutory compensation limits, which we refer to generally as the "TARP Standards," that restrict the structure and amounts of compensation that we may pay to any of our executive officers who are or become subject to the TARP Standards. We will continue to be subject to the TARP Standards so long as AIG beneficially owns more than 50% of our outstanding stock or until it repays 100% of the aggregate financial assistance it received under the Troubled Assets Relief Program, or TARP. The restrictions and limitations on compensation imposed on us under the TARP Standards may adversely affect our ability to attract new talent and retain and motivate our existing impacted employees. The inability to retain our key employees or attract and retain new talent could adversely impact our business and results of operation.

Conflicts of interest may arise between us and customers who utilize our fleet management services, which may adversely affect our business interests.

        Conflicts of interest may arise between us and third-party aircraft owners, financiers and operating lessors who hire us to perform fleet management services such as leasing, re-leasing, lease management and sales services. These conflicts may arise because services we provide for these customers are also services we provide for our own fleet, including the placement of aircraft with lessees. Our servicing contracts require that we act in good faith and not unreasonably discriminate against serviced aircraft in favor of our own aircraft. Nevertheless, competing with our fleet management customers may result in strained relationships with these customers, which may adversely affect our business interests.

The future recognition of deferred tax liabilities accumulated during prior periods could have a negative impact on our future cash flow.

        It is typical in the aircraft leasing industry for companies that are continuously acquiring additional aircraft to incur significant tax depreciation, which offsets taxable income but creates a deferred tax liability on the aircraft leasing company's balance sheet. This deferred tax liability is attributable to the excess of the depreciation claimed for tax purposes over the depreciation claimed for financial statement purposes. As of June 30, 2011, we had a net deferred tax liability of approximately $4.7 billion, which primarily reflects accelerated depreciation claimed for tax purposes. The recognition of these deferred tax liabilities could have a negative impact on our cash flow in future periods.

We operate in multiple jurisdictions and may become subject to a wide range of income and other taxes.

        We operate in multiple jurisdictions and may become subject to a wide range of income and other taxes. If we are unable to execute our business in jurisdictions with preferential tax treatment, our operations may be subject to significant income and other taxes.

We are subject to various risks and requirements associated with transacting business in foreign countries.

        Our international operations expose us to trade and economic sanctions and other restrictions imposed by the United States or other governments or organizations. See "Business—Government Regulation" in Exhibit 99.2 to our Current Report on Form 8-K dated September 1, 2011. The U.S. Departments of Justice, Commerce and Treasury and other federal agencies and authorities have a broad range of civil and criminal penalties they may seek to impose against corporations and individuals for violations of economic sanctions laws, export controls laws, the Foreign Corrupt Practices Act, or FCPA, and other federal statutes and regulations, including those established by the Office of Foreign Assets Control, or OFAC. Under these laws and regulations, the government may seek to impose modifications to business practices, including cessation of business activities in sanctioned countries, and modifications to compliance programs, which may increase compliance costs, and may subject us to fines, penalties and other sanctions. A violation of these laws or regulations could adversely impact our business, operating results, and financial condition.

        We have in place training programs for our employees with respect to FCPA, OFAC, export controls and similar laws and regulations. There can be no assurance that our employees, consultants, sales agents, or associates will not engage in conduct for which we may be held responsible. Violations of the FCPA, OFAC and other export control regulations, and similar laws and regulations may result in severe criminal or civil sanctions, and we may be subject to other liabilities, which could negatively affect our business, operating results and financial condition.

We are, and with the acquisition of AeroTurbine will become, subject to various environmental laws and regulations that could have an adverse impact on our financial results.

        Our operations are, and with the acquisition of AeroTurbine, Inc., a part-out company that we have recently agreed to acquire subject to certain closing conditions, will become subject to various federal, state and local environmental, health and safety laws and regulations in the United States, including those relating to the discharge of materials into the air, water and ground, the generation, storage, handling, use, transportation and disposal of regulated materials, the remediation of contaminated sites, and the health and safety of our employees. A violation of these laws and regulations or permit conditions can result in substantial fines, permit revocation or other damages. Many of these laws could obligate us to investigate or clean-up contamination that may exist at our current facilities or facilities that we formerly owned or operated even if we did not cause the contamination. They could also impose liability on us for related natural resource damages or investigation and remediation of third party waste disposal sites where we have sent or may send waste. We may also be subject to claims for personal injury or property damages relating to any such contamination or non-compliance with other environmental requirements. We may not be in complete compliance with these laws, regulations or permits at all times. Also, new or more stringent standards in existing environmental laws may cause us to incur additional costs.

Regulations relating to climate change, noise restrictions, and greenhouse gas emissions may have a negative effect on the airline industry and our business and financial condition.

        Governmental regulations regarding aircraft and engine noise and emissions levels apply based on where the relevant aircraft is registered and operated. For example, jurisdictions throughout the world have adopted noise regulations which require all aircraft to comply with noise level standards. In addition to the current requirements, the United States and the International Civil Aviation Organization, or the ICAO, have adopted a new, more stringent set of standards for noise levels which applies to engines manufactured or certified on or after January 1, 2006. Currently, U.S. regulations would not require any phase-out of aircraft that meet the older standards applicable to engines manufactured or certified prior to January 1, 2006 but the European Union has established a framework for the imposition of operating limitations on aircraft that is not consistent with these new standards. In addition to more stringent noise restrictions, the United States and certain other jurisdictions regulate emissions of certain greenhouse gases, such as nitrogen oxide. These limits frequently apply only to engines manufactured after 1999, however, because aircraft engines are replaced from time to time in the usual course, it is likely that the number of engines subject to these requirements would increase over time. In addition, concerns over global warming could result in more stringent limitations on the operation of aircraft powered by older, noncompliant engines, as well as newer engines. For example, the United States is in the process of adopting more stringent nitrogen oxide emission standards for newly manufactured aircraft engines starting in 2013, the European Union has incorporated aviation-related greenhouse gas emissions into the European Union's Emission Trading Scheme beginning in 2012, and the ICAO recently approved a resolution designed to cap greenhouse gas emissions from aircraft and committed to propose a greenhouse gas emission standard for aircraft engines by 2013.

        European countries generally have relatively strict environmental regulations that can restrict operational flexibility and decrease aircraft productivity. As noted, the European Parliament has confirmed that aviation is to be included in the European Union's Emissions Trading Scheme starting in 2012. This inclusion could possibly distort the European air transport market leading to higher ticket prices and ultimately a reduction in demand for air travel. Beginning in 2007, the United Kingdom doubled its air passenger duties to respond to the environmental costs of air travel. Similar measures may be implemented in other jurisdictions due to environmental concerns. These increased costs could have a negative impact on the demand for air travel and, as a result, on our business and financial condition.

        In addition, noise and emission regulations could limit the economic life of our aircraft and engines, reduce their value, limit our ability to lease or sell the non-compliant aircraft and engines or, if engine modifications are necessary, require us to make significant additional investments in the aircraft and engines to make them compliant. Compliance with current or future regulations, taxes or duties imposed to deal with environmental concerns could cause lessees to incur higher costs and to generate lower net revenues, resulting in an adverse impact on their financial conditions. Consequently, such compliance may affect lessees' ability to make rental and other lease payments and reduce the value we receive for the aircraft upon any disposition, which could have an adverse effect on our business and financial condition.

Failure to obtain certain required licenses and approvals could negatively affect our ability to re-lease or sell aircraft, which would negatively affect our financial condition and results of operations.

        Lessees are subject to extensive regulation under the laws of the jurisdictions in which the aircraft are registered and operated. As a result, we expect that certain aspects of our leases will require licenses, consents or approvals, including consents from governmental or regulatory authorities for certain payments under our leases and for the import, export or deregistration of the aircraft. Subsequent changes in applicable law or administrative practice may increase such requirements and governmental consent, once given, could be withdrawn. Furthermore, consents needed in connection with the future re-leasing or sale of an aircraft may not be forthcoming. Any of these events could adversely affect our ability to re-lease or sell aircraft, which would negatively affect our financial condition and results of operations.

The manner in which we report our lease revenue may be significantly impacted by a proposed new standard for lease accounting.

        In August 2010, the Financial Accounting Standards Board, or FASB, and the International Accounting Standards Board, or IASB, issued an Exposure Draft that proposes substantial changes to existing lease accounting that will affect all lease arrangements. Subsequent meetings of the joint committee of the FASB and the IASB have made further changes to the proposed lease accounting.

        Under the current proposed accounting model, lessees will be required to record an asset representing the right-to-use the leased item for the lease term, or Right-of-Use Asset, and a liability to make lease payments. The Right-of-Use asset and liability incorporate the rights arising under the lease and are based on the lessee's assessment of expected payments to be made over the lease term. The proposed model requires measuring these amounts at the present value of the future expected payments.

        The FASB and IASB intend to issue a revised exposure draft in the fourth quarter of 2011. The proposal does not include a proposed effective date; rather it is expected to be considered as part of the evaluation of the effective dates for the major projects currently undertaken by the FASB. The FASB and IASB continue to deliberate on the proposed accounting. Currently, management is unable to assess the impact the adoption of the new finalized lease standard will have on our financial statements. Although we believe the presentation of our financial statements, and those of our lessees, could change, we do not believe the accounting pronouncement will change the fundamental economic reasons for which the airlines lease aircraft. Therefore, we do not believe it will have a material impact on our business.

None of the Federal Reserve Bank of New York, or the FRBNY, Department of the Treasury, or any other department or agency of the U.S. government has given any guarantee, undertaking or assurance to provide any financial or other support to us at any time in the future.

        Given the previous actions of the FRBNY and the Department of the Treasury in connection with the liquidity issues of AIG and its subsidiaries, including us, and the Department of the Treasury's ownership of approximately 77% of AIG's outstanding common stock, some debtholders may assume that the FRBNY or Department of the Treasury may provide support to us if we were to encounter financial or other difficulties in the future. Holders of our debt should be aware that none of the FRBNY, Department of the Treasury, nor any other department or agency of the U.S. government, nor any of their respective employees, representatives or agents has given any guarantee, undertaking or assurance (whether express or implied and whether or not the same is legally binding) to provide any financial or other support (whether in the form of debt, equity or otherwise) to us at any time in the future. Accordingly, debtholders should not assume that any such support would be provided by any such entities in those circumstances.

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  Exhibit 99.1
RISK FACTORS